Exhibit 99.14
SECOND AMENDMENT TO STOCK PLEDGE AGREEMENT

 This Second Amendment to Stock Pledge Agreement (the “Second Amendment”) is made this 4th day of February, 2009, by Alico Holding, LLC (“Pledgor”) and Farm Credit of Southwest Florida, ACA, an agricultural credit association, for itself and as agent/nominee for other lending institutions (the “Pledgee”) (the Pledgor and the Pledgee Party, the “Parties”).

Factual Background Statement

D.           The Pledgor has previously granted to Pledgee that certain Stock Pledge Agreement dated as of September 24, 2008 as amended by that certain First Amendment to Stock Pledge Agreement dated November 20, 2008 (collectively, the “Pledge Agreement”).

E.           The Pledge Agreement secures all indebtedness of Pledgor, Atlantic Blue Group, Inc., Alico Holding, LLC, Blue Head Ranch, LLC, Blue Head Farms, LLC, Blue Head Cattle, LLC, Tri-County Grove, LLC, Atlanticblue Warehousing, LLC, Blue Box Storage, LLC, Phoenix Industries, LLC, and Footman Trail, LLC (jointly and severally, the “Borrowers”), all as more particularly described in the Pledge Agreement.

F.           Pledgee is making a new non-revolving line of credit loan to Borrowers in the amount of $2,500,000.00 (“NRLOC”) which the Pledgee has requested be secured by the Pledge Agreement.

G.           The Loan Agreement provides that, in certain instances, in the event the Borrowers have drawn, or desire to draw, under the RLOC Note or NRLOC Note (“Notes”) an amount in excess of 65% of the Fair Market Value of the Stock Pledge in the aggregate, the Borrowers will either pay down the amount outstanding under the Notes, or pledge additional Alico, Inc. stock as collateral under the Pledge Agreement.

H.           The Borrowers have requested or may request additional amounts under the Notes that would cause the outstanding balance of the Notes to exceed 65% of the Fair Market Value of the Alico Stock.

I.           Pledgee has requested, and Pledgor has agreed, that in order to maintain compliance with the terms of Section 2.1 (c) of the Loan Agreement and in connection with the making of the NRLOC, that Pledgor shall pledge an additional 500,000 shares of common stock of Alico, Inc. as collateral for the obligations secured by the Pledge Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, and of other good and valuable consideration, the receipt and adequacy of which the Parties hereby acknowledge, the Parties hereto agree as follows:

A.           The Pledge Agreement is hereby modified and amended to delete the current Exhibit A and replace it with the Exhibit A attached hereto to add an additional 500,000 shares of Alico, Inc. common stock as collateral for the Note.

B.           The Pledge Agreement is hereby modified to include the obligations of Borrowers under the NRLOC in the definition of “Obligations” under the Pledge Agreement.

C.           Except as otherwise modified hereby, the terms of the Pledge Agreement shall remain in full force and effect.

D.           This Second Amendment shall be governed by and construed in accordance with the laws of the State of Florida.

E.           All capitalized terms herein not defined herein, shall have the meaning given to them in the Pledge Agreement.

In witness whereof, the Parties have executed this Second Amendment under seal to be effective as of the date first written hereinabove.

PLEDGOR:

Alico Holding, LLC a Nevada limited liability company

By:	/s/ JD Alexander
JD Alexander, Manager

By:	/s/ Ben R. Adams, Jr.
Ben R. Adams, Jr., Manager

PLEDGEE:

Farm Credit of Southwest Florida, ACA

By:	/s/ Greg A. Carlton
Greg A. Carlton
Its:	Vice President

Exhibit A

to Stock Pledge Agreement

Number of Shares	Stock Name	CUSIP	Stock No.	Owner(s) Name

100,000	Alico, Inc.	016230 10 4	AB00024836	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024837	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024838	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024839	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024840	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024841	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB 24429	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB 24430	Alico Holding, LLC

Additional
 Shares
added 11/08

15,874	Alico, Inc.	016230 10 4	AB00024842	Alico Holding, LLC
23,304	Alico, Inc	016230 10 4	AB00024845	Alico Holding, LLC
26,043	Alico, Inc.	016230 10 4	AB00024847	Alico Holding, LLC
37,628	Alico, Inc.	016230 10 4	AB00024849	Alico Holding, LLC
97,241	Alico, Inc.	016230 10 4	AB24307	Alico Holding, LLC

Additional
 Shares
Added 1/09

500,000	Alico, Inc.	016230 10 4	AB24427	Alico Holding, LLC